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                        TESTA, HURWITZ & THIBEAULT, LLP

                               High Street Tower
                                125 High Street
                                Boston, MA 02110

                                            May 1, 1996

Gulf South Medical Supply, Inc.
426 Christine Drive
Ridgeland, MS 39157

          Re: Registration Statement on Form S-3
              Relating to Shares of Common Stock

Dear Sir or Madam:

     This opinion relates to an aggregate of 3,210,483 shares of Common Stock, par value $.01 per share (the "Common Stock"), of Gulf South Medical Supply, Inc. (the "Company"), which are the subject matter of a Registration Statement on Form S-3 filed with the Securities and Exchange Commission on May 1, 1996 (the "Registration Statement").

     The 3,210,483 shares of Common Stock covered by the Registration Statement are being sold by the Company and certain stockholders of the Company (the "Selling Stockholders") and include 418,759 shares subject to an over-allotment option granted by the Selling Stockholders to the underwriters to be named in the prospectus (the "Prospectus") included in the Registration Statement.

     Based upon such investigation as we have deemed necessary, we are of the opinion that when the shares of Common Stock to be sold by the Company pursuant to the Prospectus have been issued and paid for in accordance with the Prospectus, such shares of Common Stock will have been validly issued and will be fully paid and nonassessable. The presently outstanding shares of Common Stock to be sold by certain Selling Stockholders pursuant to the Prospectus are validly issued, fully-paid and nonassessable.

     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm in the Prospectus under the caption "Legal Matters."

                                            Very truly yours,



                                            TESTA, HURWITZ & THIBEAULT, LLP